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Lockheed Martin Corporation

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Christopher E. Kubasik, Executive Vice President and Chief Financial Officer of Lockheed Martin Corporation, made the following remarks as part of the Corporation’s first quarter earnings teleconference on April 24, 2007:

I want to take a moment to remind you that we have our annual meeting coming up this Thursday in New Orleans (and then we’ll get back to a question or two). I hope to see many of you there. This management team and board of directors clearly value and focus on outstanding corporate governance. At our annual meeting on Thursday, we are going to be electing not only our board of directors, but our auditors, and we’ll be voting on proposals that may affect shareholder value. I just want to comment that we have received notice that an external shareholder governance review service has recommended a withhold vote on all 15 Lockheed Martin directors due to the retention of a supermajority voting provision that deals with anti-green mail.

At last year’s annual meeting, you may recall that our board proposed eliminating all but one supermajority voting provision in response to shareholder concerns. The proposal was overwhelmingly approved by 90% of our shareholders, and resulted in no new shareholder proposals for further revisions in this area. With our demonstrated pattern of addressing shareholder concerns, and their satisfaction with our voting structure, I believe that the external governance rating withhold recommendation is inappropriate.

I also have to point out the fact that, under the stewardship of our current board of directors, Lockheed Martin has outperformed our peers and the overall market on a five-year, three-year and one-year basis, with last year’s total shareholder return of 47%. I believe the board has demonstrated its value and deserves to be re-elected; and, therefore, I’m asking for your support in voting for the Lockheed Martin board of directors.

I also will just quickly mention that there are other proposals (Numbers 3, 4 and 5), which are presented by different Lockheed Martin shareholders and are detailed in our proxy statement. I am asking you to vote against each one of these proposals. If you have any questions in the next couple of days, I encourage you to call me directly, Meg, or our General Counsel, Jim Comey, and we would be happy to discuss these proposals with you. Now, let’s get back to the questions.